DONAHUE ASSOCIATES, L.L.C.
27 BEACH ROAD, SUITE CO5-A
MONMOUTH BEACH, NJ. 07750
Phone: (732) 229-7723

Consent of Certified Public Accountants

US Corp Inc.

We have issued our report dated December 1, 2005, accompanying the audited financial statements as of September 30, 2005 and September 30, 2005 of the above company. We have also reviewed the quarterly financial statements as of March 31, 2006 and June 30, 2006 of the above company.

We consent to the use of the aforementioned reports in the SB-2/A under the caption “Experts”.

/s/ Donahue Associates LLC
September 6, 2006